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Exhibit 23.1


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report, dated March 12, 2004, except for Note 14 as to which the date is March 23, 2004, accompanying the financial statements of Ortec International, Inc. (a development stage enterprise) included in the Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts".

GRANT THORNTON LLP

New York, New York


July 23, 2004